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                               (FRIEDMAN'S LOGO)


FOR IMMEDIATE RELEASE

Contact:     Barrett Godsey / Jeremy Jacobs
             Joele Frank, Wilkinson Brimmer Katcher

Contact Telephone Number: 212-355-4449

                RICHARD CARTOON APPOINTED CHIEF FINANCIAL OFFICER
                               OF FRIEDMAN'S INC.

      SAVANNAH, Ga. (December 8, 2003) - Friedman's Inc. (NYSE: FRM) announced today that its Board of Directors has appointed Richard Cartoon Chief Financial Officer of the Company. Victor M. Suglia, the Company's former CFO who has been on a leave of absence, has resigned effective immediately.

      Mr. Cartoon has more than 28 years of financial and strategic experience. For the past two years, he served as Executive Vice President and Chief Financial Officer of Lodgian, Inc. From 1986 to 1999, Mr. Cartoon served as Senior Manager and then Partner with Ernst & Young's Restructuring and Reorganization Group. Mr. Cartoon is also President of Richard Cartoon, LLC, a management consulting firm. Mr. Cartoon is a member of the Georgia State Society of Certified Public Accountants and of the Institute of Chartered Accountants (S.A.)

      Friedman's Inc. is a leading specialty retailer of fine jewelry based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers. At December 8, 2003, Friedman's Inc. operated a total of 710 stores in 20 states, of which 482 were located in power strip centers and 228 were located in regional malls. Friedman's Class A Common Stock is traded on the New York Stock Exchange (NYSE Symbol, FRM). As of December 8, 2003, Crescent Jewelers, the Company's west coast affiliate, operated 179 stores in six western states, 102 of which were located in regional malls and 77 of which were located in power strip centers. On a combined basis, Friedman's and Crescent operate 889 stores in 25 states of which 559 were located in power strip centers and 330 were located in regional malls.

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      Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results to differ materially from the estimates
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provided are the following: the final results of the audit including the review of the calculation of our allowance for doubtful accounts; the effect of the restatement on our credit facilities, including funding availability there under and our relationship with our lenders; the effect of the restatement on our future earnings, including any adjustments to previously announced earnings forecasts; and other risk factors identified from time to time in our SEC reports, including, but not limited to, the report on Form 10-K for the year ended September 28, 2002.